Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

The Board of Directors and Audit Committee
First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of First Midwest Bancorp, Inc. for the registration of 1,200,000 shares of its common stock of our reports dated May 7, 2010 and August 9, 2010, relating to the unaudited consolidated interim financial statements of First Midwest Bancorp Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

/s/ Ernst & Young LLP
Chicago, Illinois
August 20, 2010